UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 12, 2006

Commission file number 333-113658

Sensus Metering Systems (Bermuda 2) Ltd.	Sensus Metering Systems Inc.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Bermuda	98-0413362	Delaware	51-0338883
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8601 Six Forks Road, Suite 300, Raleigh, North Carolina 27615

(Address of principal executive offices) (Zip Code)

(919) 845-4017

(Registrants’ telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective as of May 12, 2006, Sensus Metering Systems Inc. (the “Company”) entered into a second amendment and agreement (the “Amendment”) to its Credit Agreement, dated as of December 17, 2003 (as amended by Amendment No. 1 dated as of October 14, 2004), among the Company, Sensus Metering Systems (Luxco 2) S.A.R.L., Sensus Metering Systems (Bermuda 2) Ltd., Credit Suisse and the lenders named therein (the “Credit Agreement”), which, among other things, reduces the interest rates for the Company’s borrowings under the Credit Agreement. The Company’s LIBOR-based borrowings will accrue interest at LIBOR plus 2.0%, rather than LIBOR plus 2.5%, and the Company’s Alternative Base Rate-based borrowings will accrue interest at the Alternative Base Rate plus 1.0%, rather than the Alternative Base Rate plus 1.5%. The Amendment also includes a one-year prepayment pricing protection mechanism, expands the options available to the Company for investing its excess cash and provides increased flexibility under certain of the financial covenants under the credit facility.

A copy of the press release issued by the Company on May 17, 2006 relating to the Amendment is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.31	Amendment No. 2 and Agreement to the Credit Agreement, dated May 12, 2006, among Sensus Metering Systems Inc., Sensus Metering Systems (Luxco 2) S.A.R.L., Sensus Metering Systems (Bermuda 2) Ltd., the Lenders and Credit Suisse.

99.1	Press Release dated May 17, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSUS METERING SYSTEMS (BERMUDA 2) LTD.

Dated: May 17, 2006	By:	/s/ Peter Mainz
	Name:	Peter Mainz
	Title:	Chief Financial Officer

SENSUS METERING SYSTEMS INC.

Dated: May 17, 2006	By:	/s/ Peter Mainz
	Name:	Peter Mainz
	Title:	Chief Financial Officer